Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

China Bat Group, Inc.

Delaware, USA

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (file No. 333-214779) and Form S-3 (File No. 333-217473) of China Bat Group, Inc. (the “Company”) of our reports dated April 5, 2019, relating to our audits of the consolidated financial statements of the Company as of December 31, 2018 and 2017, and for the two years in the period ended December 31, 2018, which appear in this Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

BDO China Shu Lun Pan Certified Public Accountants LLP

Shanghai China

April 5, 2019